NASDAQ SYMBOL: FSLA

FIRST SENTINEL BANCORP, INC.
1000 Woodbridge Center Drive, PO Box 5003, Woodbridge, New Jersey 07095
Phone: (732) 726-9700      Internet: www.firstsentinelbancorp.com


NEWS RELEASE
--------------------------------------------------------------------------------
December 20, 2001
For Immediate Release

CONTACTS:
---------
Christopher Martin                               Ann C. Clancy
Executive Vice President and                     Investor Relations
Chief Operating Officer                          (732) 726-9700 x5514
(732) 726-9700 x5124


                             FIRST SENTINEL BANCORP
                         ADOPTS STOCKHOLDER RIGHTS PLAN



WOODBRIDGE, NJ, DECEMBER 20, 2001. First Sentinel Bancorp, Inc. (NASDAQ: FSLA), ("First Sentinel" or the "Company"), parent company of First Savings Bank (the "Bank"), announced today that its Board of Directors has adopted a Stockholder Rights Plan and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of the Company's common stock.

Under the rights plan, each stockholder of record on January 1, 2002 will receive one Right for each share of the Company's common stock. Initially, the Rights will not be exercisable and will transfer only with the shares of common stock. The Rights will become exercisable only after a person or group of persons acquires, or announces a tender offer that would result in the ownership of, 12% or more of the Company's common stock.

Once exercisable, each Right will entitle stockholders to buy one one-hundredth of a share of a new series of preferred stock of the Company, at an exercise price of $37.00. Following the acquisition of 12% or more of the Company's common stock by any person or group of persons, holders of Rights (other than the acquiring person or group) will be entitled to purchase, at the exercise price of the Rights, that number of shares of the Company's common stock (in lieu of purchasing one one-hundredths of a share of preferred stock) having a market value equal to twice the exercise price. Additionally, if the Company is acquired in a merger or business combination, each Rights holder will be entitled to purchase a similar number of shares of common stock of the acquiring company.

The Company may redeem the Rights for $.01 per Right at any time before, or up to 20 business days after, a person or group acquires 12% or more of the Company's common stock. The Rights will expire ten years after issuance, on January 1, 2012. The distribution of the Rights is not taxable to stockholders. A letter regarding the Rights Plan and a summary of its terms will be mailed to stockholders in January 2002. In addition, a copy of the Rights Plan is being filed today with the Securities and Exchange Commission.

First Sentinel, through its subsidiary, First Savings Bank, operates 22 branch offices in Middlesex, Monmouth, Mercer and Union Counties, New Jersey.
                                     #######